                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                    FORM 15

         Certification and Notice of Termination of Registration under
             Section 12(g) of the Securities Exchange Act of 1934
            or Suspension of Duty to File Reports Under Section 13
               and 15(d) of the Securities Exchange Act of 1934.

                           ClearCommerce Corporation
         -------------------------------------------------------------
            (Exact name of registrant as specified in its charter)


      DE                        000-31575                      74-2760053
---------------               -------------              ----------------------
(State or other                (Commission                  (I.R.S. Employer
jurisdiction of                File Number)              Identification Number)
incorporation)


                11500 Metric Blvd., Suite 300, Austin, TX 78758
         -------------------------------------------------------------
                   (Address of principal executive offices)

                                 512-832-0132
         -------------------------------------------------------------
             (Registrant's telephone number, including area code)

                        Common Stock, $0.001 par value
         -------------------------------------------------------------
           (Title of each class of securities covered by this Form)

         -------------------------------------------------------------
          (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

          Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)    X      Rule 12h-3(b)(1)(ii)
                                ---                           ---
          Rule 12g-4(a)(1)(ii)          Rule 12h-3(b)(2)(1)
                                ---                           ---
          Rule 12g-4(a)(2)(i)           Rule 12h-3(b)(2)(ii)
                                ---                           ---
          Rule 12g-4(a)(2)(ii)          Rule 15d-6
                                ---                           ---
          Rule 12h-3(b)(1)(i)
                                ---

          Approximate number of holders of record as of the certification or notice date: 136.
                  ---
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          Pursuant to the requirements of the Securities Exchange Act of 1934,
    Michael S. Grajeda has caused this Certification/Notice to be signed on its behalf by the undersigned duly authorized person.

                                   ClearCommerce Corporation


    Date:  November 6, 2000        By:     /s/ Michael S. Grajeda
                                       ------------------------------------
                                       Name:   Michael S. Grajeda
                                       Title:  Chief Financial Officer and
                                               Secretary
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               [LETTERHEAD OF WILSON SONSINI GOODRICH & ROSATI]



                               November 7, 2000


VIA FACSIMILE AND EDGAR
-----------------------

Securities and Exchange Commission
Division of Corporate Finance
450 Fifth Street
Mail Stop 4-5
Washington, D.C. 20549
ATTN: Jennifer Bowes

     Re:  CLEARCOMMERCE CORPORATION (THE "COMPANY") FORM 15
          REQUESTING WITHDRAWAL OF THE COMPANY'S REGISTRATION
          STATEMENT ON FORM 8-A (FILE NO. 000-31575) FILED ON
          SEPTEMBER 20, 2000.

Dear Ms. Bowes:

     In light of current market conditions, the Company was unable to complete its contemplated initial public offering. Therefore, the Company hereby requests withdrawal of its Registration Statement on Form 8-A (File No. 000-31575). The Company requests such termination of registration of its Common Stock pursuant to Rule 12g-4 (a) (1) (i) of the Securities Exchange Act of 1934. Attached is the Company's requisite certificate on FORM 15 certifying its Common Stock is held of record by less than three hundred (300) persons.

     If you have any questions or comments, please call me at (512) 338-5432.


                                                Sincerely,
                                                WILSON SONSINI GOODRICH & ROSATI
                                                Professional Corporation


                                                /s/ DAVID BOWMAN
                                                --------------------------------
                                                David Bowman



cc:  Michael Grajeda
     Paul E. Hurdlow
     Matthew Russell

Enclosure: